Exhibit 99.1

August 28, 2006

FOR IMMEDIATE RELEASE

Jupiter Telecommunications to Acquire Cable West as a
Consolidated Subsidiary

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (“J:COM”, JASDAQ code: 4817) announced today that by a resolution of the board of directors, it has determined to acquire the stocks of Cable West Inc., a cable TV operator in the Kansai region, making it a consolidated subsidiary.

1. Reasons for Share Acquisition

As one of the core components of its growth strategy, the J:COM group has been actively pursuing additional investments in cable television operators. As part of this effort, J:COM will acquire all of the shares in Cable West Inc. (“Cable West”), a cable TV operator in the Kansai region, that are held by Matsushita Electric Industrial Co., Ltd. and KOSAIDO Co. and will make Cable West a consolidated subsidiary of J:COM. Cable West is the third-largest cable TV operator in Japan, and this will be J:COM’s largest acquisition since its listing on the JASDAQ Exchange. In addition, since the service areas of Cable West are adjacent to those of J:COM in the Kansai region, operational synergies — such as a reduction of operational costs through sharing of facilities and joint procurement of programming, as well as more efficient sales and marketing — can be expected.

J:COM is Japan’s largest multiple system operator (MSO) based on the number of subscribers, serving approximately 2.23 million households (as of July 31, 2006) in the Sapporo, Kanto, Kansai and Kyushu regions. J:COM provides cable television, high-speed internet access, telephony and mobile services across Japan through its 19 managed franchises (35 operators) operating at the local level. The Cable West group consists of 6 managed franchises and an MSO. It operates in 9 wards in the city of Osaka as well as 11 cities and 1 town in the northern part of Osaka prefecture. Its total number of subscribers exceeds 350,000. Cable West’s joining with the J:COM Group will expand the number of homes passed* in J:COM’s service area from approximately 8.13 million households to approximately 9.43 million households, and J:COM’s potential customer base will be enhanced significantly. J:COM believes that this acquisition will not only increase J:COM’s profit but also contribute to further improvements in its competitiveness. J:COM will, by exercising the strengths of both companies, carry out a new Kansai-region strategy and growth strategy, and make efforts to become a significant contributor to the development of the region and industry.

* “Number of homes passed” means the number of households in J:COM’s service areas that are connected to J:COM’s network and to which J:COM may immediately provide its services.

2. Company Profile of Cable West

(1)	Company name:	Cable West Inc.

(2)	Representative:	Masayuki Matsumoto, President

(3)	Established:

October 5, 2000 (On December 1, 2004, Kansai Cable Net (established October 5, 2000), as surviving entity, merged with Osaka Central Cable Networks (established April 2, 1990), as ceasing entity, and changed its company name to Cable West Inc.)

(4)	Headquarters:	1-61,2-Chome, Shiromi, Chuo-ku, Osaka city

(5)	Business operations:	Cable television operations
Telecommunications business
Multiple Systems Operating Business

(6)	Fiscal year-end:	March 31

(7)	Group companies:	Suita Cable Television Co., Ltd.
Toyonaka Ikeda Cable Net Co., Ltd.
Takatsuki Cable Network Co., Ltd.
Higashi-Osaka Cable Television Co., Ltd.
Kitakawachi Cable Net Co., Ltd.
Osaka Central Company (Internal division of Cable West)

(8)	Employees:	721 in total (as of April 1, 2006)

(9)	Shares outstanding:	192,499.57

(10)	Total assets:	(On a consolidated basis) 31,900 million yen

(11)	Recent Business results (JPY in millions):

	Year ended Mar. 31, 2005	Year ended Mar. 31, 2006
Sales	20,276	23,398
Operating Income	2,318	3,435
Net Income	1,604	2,203
Total Assets	29,038	31,900
Net Assets	16,064	18,002

Note:           Amounts less than one million yen have been omitted.
Sales, Operating Income and Net Income are calculated by simply aggregating those of the group companies.

Total Assets and Net Assets are calculated by eliminating accounts such as investments and internal borrowings & lendings.

To be comparable to the figures of the year ended Mar. 31, 2006, the figures of the year ended Mar. 31, 2005 include those of Osaka Central Cable Networks.

 3. Sellers

	Matsushita Electric Industrial	KOSAIDO
（1）Company name	Matsushita Electric Industrial Co., Ltd.	KOSAIDO Co., Ltd.
（2）Representative	Fumio Ohtsubo, President	Atsuo Nagayo, President and CEO
（3）Headquarters	1006, Kadoma, Kadoma-shi, Osaka	4-6-12, Shiba, Minato-ku, Tokyo
（4）Primary business operations	General electronics business	Printing business, publishing business, funeral business and golf business

4. Details and Acquisition Price of Transfer

（1） Details	J:COM will acquire 107,801 shares from Matsushita Electric Industrial Co., Ltd., the current primary shareholder, and 17,255 shares from KOSAIDO Co., Ltd.
（2） Acquisition Price	47,435 million yen (amounts below one million yen have been rounded down)

5. Number and Percentage of Voting Rights Before and After Transfer

	(Before)	(After)
(1) Voting rights held by J:COM:	16,508	141,564
(Shares held by J:COM):	(16,508)	(141,564)
(2) Total number of voting rights:	192,418	192,418
(Shares outstanding):	(192,499.57)	(192,499.57)
(3) Percentage of total voting rights:	8.58％	73.57％
(Percentage of shares outstanding):	(8.58％)	(73.54％)

Note: Percentages have been rounded to two decimal places.

6. Schedule

The share transfer is scheduled on September 28, 2006.

7. Effect on Business Results

Cable West will become a consolidated subsidiary of J:COM as of September 28, 2006 (scheduled). J:COM will not change its full-year forecasts for the year ending December 31, 2006, however, as Cable West’s performance will be reflected in future periods, J:COM expects that the contribution of the acquisition to its business results in such future periods will be significant.

8. Other

In addition to the above acquisition, J:COM and Matsushita Electric Industrial Co., Ltd. have agreed that Matsushita Electric Industrial Co., Ltd. will sell all shares that it currently holds in five of J:COM’s subsidiaries (J:COM Shonan Co., Ltd., J:COM Chiba Co., Ltd., J:COM Kansai Co., Ltd., Hokusetsu Cable Net Co., Ltd. and Kansai Multimedia Company ) to J:COM for approximately 3.9 billion yen.

About J:COM      http://www.jcom.co.jp/

Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving over 2.2 million subscribing households (as of June 30, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 managed franchises (as of June 30, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 8.1 million (as of June 30, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.